Exhibit 99.1

Micron Confidential

Micron Announces Changes to its Board of Directors

BOISE, Idaho, Oct. 30, 2024—Micron Technology, Inc. (Nasdaq: MU) today announced that Robert (Bob) Switz, its current Board Chair, will retire at the annual shareholders meeting on Jan. 16, 2025. The Board has unanimously approved the appointment of Micron’s President and CEO, Sanjay Mehrotra, to serve as Board Chair and Lynn Dugle as Lead Independent Director following the annual shareholders meeting.

Switz joined Micron’s Board of Directors in 2006 and was named Chair in 2012. With broad experience, a clear-headed approach and exceptional business acumen, Switz has been a leading voice in driving strong governance and the company’s successful strategy. Throughout his tenure, Micron introduced many industry-first products and increased revenues over five times. Also, Switz was instrumental in recruiting Mehrotra as the company’s CEO in 2017.

“Bob has been an invaluable partner and advisor to Micron for nearly 20 years, and I am deeply grateful to him for his leadership and counsel,” said Mehrotra. “On behalf of my fellow board members and the over 48,000 team members at Micron, I want to thank him for all his contributions. During his tenure, Micron has gained tremendous momentum and is now a recognized leader in the memory and storage industry. I am honored to succeed Bob as the Board Chair, and I look forward to working with Lynn Dugle and the rest of the Micron Board to continue to advance Micron’s market leadership position and financial strength.”

“I have thoroughly enjoyed my time serving on the Micron Board, and I’m grateful for the opportunity to have worked alongside many talented executives as we expanded the company’s global footprint and product portfolio,” said Switz. “Memory and storage are essential to the growth of AI in the digital economy, and Micron holds the strongest competitive position in its history. Working with Sanjay to take Micron, an iconic American company, to industry leadership has been very rewarding.”

Since joining Micron in 2017 as President and CEO, Mehrotra has transformed the company into a technology, product, and manufacturing leader. During his time as CEO, the company has introduced multiple generations of both DRAM and NAND ahead of its competitors and delivered the best products in the industry acknowledged for their world-class quality. Mehrotra has been widely recognized for his leadership and contributions to the memory and storage industry.

“Sanjay has done an outstanding job of transforming Micron and creating value for all stakeholders. I am confident that in this expanded role, Sanjay will lead the company to new heights,” said Switz.

Dugle joined the Board in 2020 and has over 30 years of experience in the defense, intelligence, and technology industries. She currently serves on Micron’s Governance and Sustainability and Security Committees and previously served on the Audit Committee and as Chair of the Security Committee.

“I congratulate Bob on his retirement, and I’m grateful to him for his consensus-minded leadership,” said Dugle. “Being selected as lead independent director is an honor and a great responsibility, and I am excited to step into this role and partner with Sanjay, my fellow board members and the company’s management team to help realize the company's potential.”

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence (AI) and compute-intensive applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

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